Exhibit 10

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

AMENDED AND RESTATED INTERNATIONAL DISTRIBUTION AGREEMENT

This Amended and Restated International Distribution Agreement (“Agreement”), dated as of May 2, 2008, is made by and between

(1)	ThermoGenesis Corp., a corporation having a place of business at 2711 Citrus Road, Rancho Cordova, CA 95742, USA (“TGC”); and

(2)	GE Healthcare Bio-Sciences AB, a GE Healthcare company headquartered at Björkgatan 30, SE-751 84 Uppsala, Sweden (“GEHC”).

RECITALS

Whereas, effective as of October 13, 2005, TGC and GEHC entered into an International Distribution Agreement (the “Original Agreement”), pursuant to which TGC granted GEHC certain rights to distribute and service the Auto Xpress™ System which automates the volume reduction process for cord blood (the “AXP Platform”) and consists of a battery-operated device, a processing set that has integrated sampling segments, and GMP-compliant software (XpressTRAK™), and a computer-controlled, robotic liquid nitrogen cryopreservation and storage system that enables the freezing and managing of approximately 3,600 blood component samples (the “BioArchive System”); and

Whereas, the parties now wish to amend and restate the Original Agreement in its entirety as set forth below, effective as of July 1, 2008 (the “Effective Date”) including the reversion back to TGC of global distribution rights to the BioArchive System.

Now, therefore, the parties have agreed as follows:

1	DEFINITIONS

As used in this Agreement, the following terms shall have the meaning given below:

1.1	“Affiliate” means any company controlling, controlled by or under common control with the relevant party where control means direct or indirect ownership of at least 50% of the voting stock or interest in a company or control of the composition of the board of directors.

1.2	“Appropriate Regulatory Authorities” means those governmental or regulatory agencies within the Exclusive Territory, which are responsible for (i) approving Products before they can be sold commercially and (ii) regulating the manufacturing, packaging, labelling, marketing, advertising, storage, records and reports and distribution of Products.

1.3	“AXP Platform Transfer Territories” means those countries and territories set forth in Schedule 1, attached hereto.

1.4	“Confidential information” means any information, knowledge or material of a confidential or secret nature of or concerning TGC or GEHC or their respective activities, which shall include, but not be limited to, information, knowledge or material:

(a)	of a technical or scientific nature relating to or concerning know-how, technical data, computer programs and systems, designs, databases, inventions, manufacturing or engineering techniques and procedures, equipment, materials, product designs and specifications, test and quality assurance procedures, research and research projects, and plans for future development;

(b)	of a business nature such as marketing plans, product plans, business strategies, costs, profits, formulae, markets, sales, lists of customers and suppliers, distributors, agents, consultants, information concerning or relating to any of its employees, training methods and the like; or

(c)	entrusted to TGC or any of its Affiliates by third parties on a confidential basis.

1.5	“Exclusive Territory” means worldwide, excluding the AXP Platform Transfer Territories.

1.6	“Field” means the automated volume reduction of blood derived from umbilical cords and/or placentas.

1.7	“Products” means the AXP Platform products used within the Field, as specified in Schedule 2 hereto, including any future products or line extensions of the Products for use within the Field, which are or will be manufactured by TGC or its Affiliates during the term of this Agreement. Notwithstanding anything else contained in this Agreement, pricing for any future products or line extensions of the Products developed by TGC during the term of this Agreement will be determined by mutual written agreement of TGC and GEHC, except as otherwise expressly set forth below.

2	REPRESENTATION

2.1	Subject to the terms and conditions hereinafter set out, TGC appoints GEHC as its exclusive distributor in the Exclusive Territory of Products used within the Field. In the event GEHC exercises its option to provide service for Products it sells in the Exclusive Territory, as set forth more fully Section 2.2 below, TGC also appoints GEHC as its authorized service provider for such Products within the Exclusive Territory and any other countries or territories the parties mutually agree upon in writing.

2.2	Within five (5) business days of the Effective Date, GEHC shall have the right to elect to provide service for the Products in the Exclusive Territory (the “Service Option”). In the event GEHC so elects to provide service for the Products, such service shall be provided in accordance with the terms and conditions set forth herein. In the event GEHC does not elect to provide service for Products in the Exclusive Territory, then GEHC shall have no rights or obligations to provide service of the Products and such related terms contained herein shall be of no effect.

2.3	Except as otherwise provided in this Agreement, GEHC shall:

(a)	purchase all Products and replacement Product parts from TGC, which Products and replacement Product parts shall thereafter be resold by GEHC to its customers;

(b)	maintain an inventory of the Products and replacement Product parts in quantities sufficient to adequately service its customers; and

(c)	not sell or market Products for use (i) outside the Exclusive Territory or (ii) outside the Field (whether within or outside of the Exclusive Territory).

2.4	GEHC shall market and sell the Products under the TGC product names and trademarks and service marks described on Schedule 3 hereto and may hold itself out only as TGC’s exclusive distributor of Products for use within the Field within the Exclusive Territory. For promotional materials produced after the Effective Date, GEHC shall not use any brand names, trademarks or service marks other than as may be listed on Schedule 3 in connection with the Products without also indicating in a clear and conspicuous manner that the Products are manufactured by TGC. For the avoidance of doubt and by way of example, GEHC shall not market the Products using any brand names, trademarks or service marks not listed on Schedule 3 unless such Product also contains the phrase “Auto Xpress™ by ThermoGenesis”.

2.5	In the event GEHC exercises the Service Option as provided in Section 2.2:

(a)	TGC shall use its best efforts to cause replacement Product parts to be delivered to GEHC or GEHC’s customers, as directed by GEHC, without excessive delay. GEHC shall be obliged to purchase all replacement Product parts from TGC. GEHC should have an option to source replacement Product parts from other third party suppliers who are not Affiliates of GEHC if negotiated prices are fifty percent (50%) or more above an alternative firm bid (which price is not met by TGC) or quality standards do not meet the component or product specification defined in TGC’s technical files for such replacement Product parts; provided that in such event TGC will have no further indemnification obligations under this Agreement with respect to Products which may include replacement parts acquired from such other suppliers. TGC will supply order lead time for all system components to facilitate forecasting efforts;

(b)	GEHC may integrate the Products with GEHC’s service delivery platforms provided that any such integrated Products comply with (i) TGC’s QSR (Quality Systems Requisitions) procedures, including engineering change notices, and (ii) any Product regulatory certifications then-issued by all Appropriate Regulatory Authorities. Such Product integrations may include integration of tools for remote service delivery or design modification of future generations of the Products to improve serviceability;

(c)	GEHC shall have the exclusive right and obligation to deliver Product training, qualification, repair and other services in the Exclusive Territory. For the avoidance of doubt, (i) GEHC shall provide warranty repair service for all Products and replacement Product parts sold by GEHC; provided that TGC shall provide, at its cost, any necessary replacement Product parts free and GEHC shall provide, at its cost, any necessary labor to perform such warranty repair service, and (ii) GEHC may sell service contracts for Products sold prior to or during the term of this Agreement, provided that GEHC purchases replacement Product parts for use in connection with such service contracts pursuant to Section 2.5(a) above; and

(d)	TGC shall forward to GEHC inquiries or other issues from customers and other third parties in the Exclusive Territory which relate to the Products for handling. GEHC shall promptly respond to such inquiries or other issues and keep TGC advised with respect thereto.

2.6	Nothing in this Agreement shall be deemed to preclude TGC, either directly or indirectly, (i) from making, using, selling or licensing any of the Products or its technology for use other than within the Field, (ii) making, using, selling or licensing any of the Products or its technology outside the Exclusive Territory and (iii) from using any of the Products in the banking of veterinary cord blood cells (without any requirement to purchase Products from GEHC). The parties agree that TGC shall neither directly nor indirectly sell or actively market Products in the Exclusive Territory for use within the Field during the term of this Agreement.

2.7	In the event that GEHC intends to sell the Products into a country that will require modification of such Products by TGC, GEHC shall provide written notice of the required modifications, along with an estimate of projected sales, not less than ninety (90) days prior to the initiation of marketing activities into such country. Provided that the costs of the required modifications are reasonable in light of the projected revenues to be received by TGC in connection with such sales, TGC shall work with GEHC in an attempt to modify the Products to comply with any such requirements within a reasonable time frame.

3	PURCHASE OF PRODUCTS AND MINIMUM PURCHASE OBLIGATIONS

3.1	GEHC shall place orders with TGC for its requirements of the Products and TGC shall deliver any such ordered Products to GEHC or GEHC customers, as directed by GEHC, within fifteen (15) days of receipt of the order for Products. In the event that TGC cannot deliver the quantity ordered within such lead times, then TGC shall notify GEHC thereof in writing within three (3) working days and identify the delivery dates when such quantity will be delivered. TGC shall use its best efforts to minimize delays in delivering Products.

3.2	GEHC agrees to purchase from TGC during the twelve (12) month period ending December 31, 2008 TGC’s current single and multi-chamber processing bag sets (the “Bagsets”) totaling no less than [*], provided however that:

(a)	such minimum shall be reduced in accordance with the mechanism set forth in Schedule 4 of this Agreement if there is any interruption in the supply of Bagsets by TGC for less than six (6) months at any time during the term of this Agreement, regardless of cause (including rejection by GEHC of any Bagsets as a result of the quality of such Bagsets not conforming to the Purchased Material Quality Requirements set forth in Schedule 6 of this Agreement. The parties expressly agree that in the event there is such interruption in the supply of Bagsets, but such interruption lasts less than six (6) months then the Annual Minimum for the subsequent calendar year shall be calculated by taking the lesser of:

(i)	the original minimum for the calendar year during which the interruption occurred; or

(ii)	GEHC’s actual sales for the calendar year during which the interruption occurred, excluding sales by GEHC necessary to build safety stock for CBR.

If the purchase of the Annual Minimum by GEHC cannot be fulfilled by GEHC due to a lack of supply of Products other than Bagsets, the parties will negotiate in good faith a modification to the Annual Minimum.

(b)	in the event there is a material interruption in the supply of Bagsets or Products by TGC for greater than six (6) months in any consecutive twelve (12) month period during the term of this Agreement, regardless of the cause (including rejection by GEHC of any Bagsets or Products as a result of the quality of such Bagsets or Products not conforming to the Purchased Material Quality Requirements set forth in Schedule 6 of this Agreement) there shall be no further Annual Minimums applicable during the term of this Agreement.

It is further agreed between the parties to try to agree on a revision of such Annual Minimum for 2008 prior to June 30, 2008, provided that if no such revision is agreed to, the Annual Minimum for 2008 shall remain as provided in the preceding sentence. The parties agree that any revised Annual Minimum shall be calculated disregarding build-up of CBR safety stock, and safety stock purchases shall be excluded for purposes of determining whether Annual Minimums are met. Such minimum number of units for subsequent years of the Agreement shall be known as the Annual Minimum.

3.3	Before October 31 of each year during the term of this Agreement, GEHC and TGC shall negotiate in good faith and attempt to agree on an adjustment to the Annual Minimum for the following calendar year. Subject to the provisions of Section 3.2, and in the event the parties do not for any reason reach agreement on such adjustment to the Annual Minimum for the following calendar year, the Annual Minimum for such following calendar year shall automatically be adjusted to be equal to one hundred and one percent (101%) of the initial Annual Minimum for the previous calendar year.

3.4	GEHC shall provide to TGC the initial rolling, twelve (12) month, quarterly, non-binding forecast of Products to be purchase from and supplied by TGC by June 30, 2008; provided however that TGC has provided its production schedule by June 14, 2008. Thereafter, GEHC shall provide its rolling, twelve (12) month, quarterly, non-binding forecast of Products within thirty (30) days of the beginning of each calendar quarter.

4	DELIVERY AND TITLE

4.1	TGC shall deliver the Products and replacement Product parts to GEHC or GEHC’s customers, as directed by GEHC using the following shipping terms:

(a)	For shipments that originate within the United States of America, regardless of the shipment destination, the shipping term shall be EXW (Ex Works) from either Rancho Cordova, or such other warehouse or manufacturing facility as may be designated by TGC. All costs, including freight, insurance, duties, and taxes will be the responsibility of GEHC. Additionally, GEHC will clear any shipments for export.

(b)	For shipments that originate outside the United States of America for shipment destinations within the United States of America, the shipping term shall be DDP (Delivered Duties Paid) to a named port of importation into the United States of America. All costs including freight, insurance, duties and taxes incurred after importation into the United States of America shall be the responsibility of GEHC.

(c)	For shipments that originate outside the United States of America for shipment destinations outside the United States of America, the shipping term shall be EXW (Ex Works) from a warehouse or manufacturing facility as designated by TGC. All costs, including freight, insurance, duties, and taxes will be the responsibility of GEHC. Additionally, GEHC will clear any shipments for export or import into the country of shipment destination.

4.2	Risk in and title to the Products and replacement Product parts shall pass to GEHC on delivery per the shipping terms described in Section 4.1.

4.3	GEHC shall be responsible for:

(a)	obtaining all necessary importation and exportation licenses or other permits for the Products and replacement Product parts;

(b)	making suitable arrangements for the importation of the Products and replacement Product parts into countries other than the United States;

(c)	making suitable shipping arrangements for the Products and replacement Product parts from the location of delivery by TGC as provided in Section 4.1 to the customers’ locations; and

(d)	minimizing the risk of any loss in activity or perishing of the Products resulting from importation and inland transportation procedures.

4.4	TGC hereby agrees that GEHC purchase orders identified for New York Blood Center (“NYBC”) and Cord Blood Registry (“CBR”) shall take priority over any other purchase orders including, but not limited to, third party purchase orders. In times of shortage, TGC shall allocate available Products and replacement Product parts with the following priority:

(a)	NYBC and CBR (and GEHC shall cause units shipped under purchase orders identified for NYBC and CBR to be shipped to NYBC and CBR);

(b)	Pro-rata based on the total number of units associated with all outstanding purchase orders, excluding NYBC and CBR, across all GEHC orders, TGC distributors orders and direct account orders. By way of example, if GEHC‘s outstanding purchase orders constitute 75% of the total outstanding purchase orders (based upon number of units and excluding NYBC and CBR), then GEHC shall be allocated 75% of the available Product inventory.

5	FEES, PRICES AND PAYMENT

5.1	GEHC shall purchase the Products and replacement Product parts from TGC at the purchase prices forth on Schedule 5 hereto, provided that the purchase price for the AXP Bagsets (i) sold to NYBC and CBR shall be $[*] each (it being understood that the $[*] purchase price for CBR shall apply to both single component and multi-component processing sets) and (ii) sold to any customers, other than NYBC and CBR, shall be $[*] each. Notwithstanding the foregoing, effective January 1 of each year during the term of this Agreement, and commencing January 1, 2009, all purchase prices then in effect, other than the purchase prices described in (i) of the preceding sentence, shall be increased by three percent (3%), unless the parties otherwise agree.

5.2	Payment for all amounts due under this Agreement shall be made in full in United States dollars (US$) by GEHC to TGC net of any Swedish or other applicable withholding, sales, use or other taxes and fees. GEHC will be responsible for paying all VAT and import fees, charges, tariffs and assessments attributed to amounts payable to TGC. GEHC shall furnish TGC upon request with duly obtained sales tax exemption certificates to the effect that all sales made to distributor by TGC are for resale, and such other certificates, permits and documents as TGC may request for tax purposes.

5.3	GEHC will make payment to TGC of all amounts due pursuant to Section 5.1 above within forty-five (45) days after delivery and receipt of an invoice. Invoices should be sent to the Accounts Payable Department at the street address for GEHC set forth in Section 21.1 below.

5.4	In the event of a failure to make any payment on the due date agreed hereunder, interest compounded quarterly shall be paid on the outstanding balance at the rate of three percent (3%) above three month LIBOR for US dollars from the day next following the due date up until the day of payment. TGC may terminate this Agreement with sixty (60) days prior written notice in the event GEHC fails to make payment in full as set forth in Section 5.3 above of such past due amount (including interest thereon) following receipt by GEHC of forty-five (45) day prior written notice from TGC (deliverable after the forty-five (45) day period described in Section 5.3 has expired), that the Agreement will be terminated in the event such amount is not received by TGC.

5.5	GEHC agrees to (i) keep accurate and uniform sales and financial records regarding its sales of Products, which records shall be preserved during the term of this Agreement and for a period of two (2) years thereafter and (ii) submit to TGC, from time to time as TGC may reasonably request, complete and accurate information concerning the sales and service of the Products and the other activities of GEHC pursuant to this Agreement. In addition, at any time during the term of this Agreement, but not more frequent than once every calendar year, and for a period of one (1) year thereafter, TGC shall have the right to have GEHC’s sales and financial records examined by an independent public accountant reasonably acceptable to GEHC for the sole purpose of resolving a dispute regarding the purchase price paid by GEHC for Bagsets sold to NYBC and CBR, at the place where GEHC maintains such records and during GEHC’s usual business hours, in order to verify the information provided by GEHC pursuant to the preceding sentence.

5.6	TGC agrees to (i) keep (a) accurate and uniform sales and financial records regarding its sales of Products and (b) the records and maintain the systems for all Products as described in Schedule 6 hereof, which records and systems shall be preserved during the term of this Agreement and which records shall be preserved for a period of two (2) years thereafter and (ii) submit to GEHC, from time to time as GEHC may reasonably request, complete and accurate information concerning the records and systems described in subsection (b) above. In addition, at any time during the term of this Agreement, but not more frequent than once every calendar year, and for a period of one (1) year thereafter, GEHC shall have the right: (i) to have TGC’s sales and financial records examined by an independent public accountant reasonably acceptable to TGC for the sole purpose of confirming TGC’s allocation of Products and replacement Product parts at the place where TGC maintains such records and during TGC’s usual business hours; and (ii) to have TGC’s records and systems described in subsection (b) above examined by GEHC or an independent third party experienced in the quality systems described in Schedule 6 and reasonably acceptable to TGC at the place where TGC maintains such records and systems and during TGC’s usual business hours. For the avoidance of doubt, except as provided in this Section 5.6, the only remedy available to GEHC in the event of a failure of TGC to observe the Purchase Materials Quality Requirements contained in Schedule 6 shall be the adjustment to or deletion of the Annual Minimum as provided in Sections 3.2 and 3.3 above.

5.7	The parties agree: (i) to utilize their respective commercially reasonable efforts to work together in good faith through open dialogue to seek opportunities to increase efficiencies and decrease costs to both GE Healthcare and TGC; and (ii) in partnership with one another, to undertake a program to achieve reductions in the cost of Bagsets sets by utilizing cost-effective design, lower cost components, new technology, productivity improvements, and automation of the manufacturing process which shall include the sharing by TGC to GEHC of the underlying cost data for the bag sets to set the baseline for savings. To assist each other in the joint program described in (ii) above, the parties agree to meet regularly as set forth in Section 12, Partnership Meetings, to discuss in good faith the opportunities, methodologies and feasibility of reducing costs with a goal of achieving annual price reductions and any such reductions shall be split between the parties on a 50:50 basis during the term of this Agreement. For the avoidance of doubt, the final decision of which suppliers to use shall remain with TGC.

6	GEHC STATUS AND TERMS OF RESALE

6.1	GEHC shall act on its own behalf as an independent reseller of the Products, as independent contractor and not as an employee, agent, partner, representative or joint venturer of, or in the name of, TGC. This Agreement shall not create a relationship of principal and agent or the like and GEHC shall have no authority to accept any order or conclude any agreement or make any other representation for or on behalf of TGC.

6.2	Selling prices for the sale of the Products in the Exclusive Territory by GEHC shall be established and revised from time to time by GEHC, in its sole discretion, provided that TGC shall be under no obligation to reduce its prices as a result of any such revision of such prices by GEHC.

6.3	GEHC shall purchase the Products and replacement Product parts from TGC and sell the Products to its customers under its own name and for its own account and risk, provided that replacement Product parts required to meet warranty claims shall be obtained from TGC free of charge and forwarded directly to GEHC’s customer free of charge if required by as provided in Section 2.5(c) above.

6.4	GEHC shall be entitled to engage sub-distributors and/or agents at arms length terms to discharge of its obligations hereunder, provided, that GEHC shall remain responsible to TGC for any and all acts and omissions of such sub-distributors and agents.

7	GEHC’S DUTIES

7.1	GEHC shall use its best efforts to introduce and promote each of the Products through the use of appropriate methods common to the trade, and shall maintain a competent and adequate sale force trained in the marketing and sales of products such as the Products.

7.2	GEHC shall maintain a training program for sales personnel in connection with demonstrations, use and sale of the Products, and attend such technical and sales training programs, trade shows and sales meetings as the parties may from time to time agree in the annual budget to be agreed upon by GEHC and TGC.

7.3	GEHC shall maintain adequate records concerning the sale of the Products as required by Appropriate Regulatory Authorities and as reasonably required by TGC for its Product tracing needs. TGC shall have access to such records upon reasonable request.

7.4	GEHC shall use only advertising literature provided or approved by TGC; provided, however, that GEHC may translate such literature into the native language of the markets of the Exclusive Territory. In the event GEHC decides to translate any such materials, GEHC will provide sample copies to TGC prior to their use by GEHC, and will be solely responsible for any inaccuracies arising out of any such translations.

7.5	GEHC shall fully observe and comply with all applicable laws, ordinances, rules and regulations including but not limited to those promulgated by Appropriate Regulatory Authorities with respect to the Products.

7.6	GEHC shall not make any Product representations which (i) violate any applicable laws, ordinances, rules or regulations laws or (ii) exceed or are inconsistent with any of TGC’s Product specifications.

7.7	GEHC acknowledges that TGC owns all of the trademarks, trade names and copyrighted materials heretofore or hereafter used by TGC in connection with the Products, and GEHC will not use any of such trademarks, trade names or copyrighted material in any manner which may be misleading or tend to create doubt as to the ownership of TGC of such trademarks, trade names and other materials. GEHC further acknowledges that TGC possesses a proprietary interest in the Products, and GEHC shall not infringe or use for its own purpose the proprietary rights of TGC in and to the Products. GEHC shall not remove or change trademarks, trade names, signs or other marks on any Product or its packaging or make any alterations in the construction or design of any Product.

7.8	GEHC will forward to TGC inquiries or leads from customers and other third parties outside of the Exclusive Territory which relate to the sale or service of the Products. Notwithstanding the foregoing, in the event GEHC does not exercise its Service Option, GEHC will also forward to TGC inquiries or leads from customers and other third parties within the Exclusive Territory which relate to the service of Products. The parties expressly agree that the end location at which the customer will use the Product shall determine the region in which the sale shall be made.

8	TGC’S DUTIES

8.1	TGC shall fully observe and comply with all applicable laws, ordinances, rules, and regulations, including but not limited to those promulgated by Appropriate Regulatory Authorities with respect to the Products.

8.2	TGC will provide to GEHC, free of charge, reasonable quantities of promotional materials and sales literature in the English language. TGC’s web site and all marketing materials supplied by TGC shall refer customers to GEHC as the exclusive distributor of the Products for use in the Field within the Exclusive Territory.

8.3	TGC will forward to GEHC inquiries or leads from customers and other third parties within the Exclusive Territory which relate to the sale or service of the Products. Notwithstanding the foregoing, in the event GEHC does not exercise its Service Option TGC shall have no obligation to forward to GEHC inquiries or leads from customers and other third parties within the Exclusive Territory which relate to the service of Products. The parties expressly agree that the end location at which the customer will use the Product shall determine the region in which the sale shall be made.

9	MINIMUM PURCHASE OBLIGATION

9.1	Commencing with purchases of Products for calendar year 2008, in the event that GEHC does not purchase Bagsets during any calendar year having an aggregate quantity of at least ninety percent (90%) of the Annual Minimum applicable during such calendar year, GEHC shall purchase $[*] Bagsets (which $[*] Bagsets shall not be sold to NYBC or CBR), which in number represent fifty percent (50%) of the difference between the applicable Annual Minimum and the actual purchases. Such “make-up” purchases shall be made by GEHC on or prior to the last day of each January with respect to purchase shortfalls during the previous calendar year. TGC shall deliver such Bagsets in accordance with the provisions of Sections 3.1 and 4.1

9.2	For the avoidance of doubt, the parties agree that for purposes of Section 9.1: (i) a purchase is defined as a purchase order submitted by GEHC to TGC by December 15 of the calendar year for which the determination is being made of whether the amount of purchases are at least ninety percent (90%) of the applicable Annual Minimum (or in the case of the “make-up” purchases, submitted by GEHC to TGC by January 31 of the following calendar year) pursuant to which GEHC is willing to take delivery from TGC within fifteen (15) days of the date such purchase order is submitted and (ii) “make-up” purchases made by GEHC pursuant to Section 9.1, shall not be deemed to constitute purchases for purposes of meeting Annual Minimum requirements.

10	LIMITED WARRANTY

10.1	The only warranty made by TGC with respect to the Products and the replacement Product parts is the printed warranty accompanying the Products and such replacement Product parts. No other affirmation of fact or promise made by TGC, whether by words or action shall constitute a warranty. EXCEPT AS PROVIDED IN THE WRITTEN LIMITED WARRANTY WHICH ACCOMPANIES THE PRODUCTS AND THE REPLACEMENT PRODUCT PARTS, TGC MAKES NO WARRANTIES TO GEHC OR TO ANY OTHER PARTY WITH RESPECT TO THE PRODUCTS OR THE REPLACEMENT PRODUCT PARTS SOLD PURSUANT TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2	IN THE EVENT ANY WARRANTY OR REMEDY OFFERED BY TGC FAILS OF ITS ESSENTIAL PURPOSE, GEHC’S SOLE AND EXCLUSIVE REMEDY SHALL BE THE LESSER OF (i) GEHC’S ACTUAL DAMAGES, OR (ii) RETURN OF THE PURCHASE PRICE PAID BY GEHC FOR THE DEFECTIVE PRODUCT OR REPLACEMENT PRODUCT PART. IN NO EVENT, WHETHER FOR BREACH OF WARRANTY, NEGLIGENCE OR OTHERWISE, SHALL TGC BE LIABLE TO GEHC OR TO ANY OTHER PARTY FOR LOSS OF PROFITS, LOSS OF USE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, OR PECUNIARY LOSS OF ANY KIND. THE PURCHASE PRICES STATED HEREIN FOR THE PRODUCTS AND THE REPLACEMENT PRODUCT PARTS ARE BASED UPON AND ARE IN CONSIDERATION FOR LIMITING TGC’S LIABILITY AS PROVIDED IN THIS SECTION 10 AND IN SECTION 2.5(A). NOTICE OF ANY CLAIM FOR A NON-CONFORMING SHIPMENT OR BREACH OF WARRANTY MUST BE GIVEN PROMPTLY TO TGC IN WRITING AFTER RECEIPT OF THE PRODUCT OR REPLACEMENT PRODUCT PART AND IN NO EVENT LATER THAN THE EARLIER OF (I) THIRTY (30) DAYS AFTER RECEIPT OF THE PRODUCT OR REPLACEMENT PRODUCT PART BY GEHC, IF THE CLAIM IS FOR SHORTAGES OR OTHER NON-CONFORMITIES OR A BREACH WHICH COULD BE DISCOVERED BY VISUAL INSPECTION; (II) TWENTY (20) DAYS AFTER ACTUAL DISCOVERY OF ANY NON-CONFORMITY OR BREACH; OR (III) THIRTY (30) DAYS AFTER RECEIPT OF THE PRODUCT OR REPLACEMENT PRODUCT PART BY GEHC’S FINAL CUSTOMER IN THE CASE OF NON-CONFORMITIES OR A BREACH WHICH COULD NOT BE DISCOVERED BY VISUAL INSPECTION. FAILURE TO GIVE NOTICE AS REQUIRED BY THIS SECTION SHALL VOID ANY WARRANTY AND BAR GEHC AND ITS CUSTOMERS FROM ANY REMEDY. IN NO EVENT MAY ANY ACTION OR PROCEEDING CONCERNING THE PRODUCTS OR REPLACEMENT PRODUCT PARTS BE FILED BY GEHC MORE THAN ONE (1) YEAR AFTER DELIVERY OF THE PRODUCTS OR REPLACEMENT PRODUCT PARTS CLAIMED TO BE DEFECTIVE OR UNSUITABLE OR, IN THE CASE OF OTHER CLAIMS CONCERNING HIS AGREEMENT, MORE THAN ONE (1) YEAR AFTER SUCH CLAIM AROSE. If GEHC fails to give TGC notice as required by this Section 10.2 within the specified period, GEHC shall thereafter be barred from asserting the claim for which notice was required.

10.3	In no event will TGC have any warranty obligation with respect to the Products or any replacement Products parts if any of the following events occur:

(a)	the Products or replacement Product parts are subject to abuse, misuse, negligence accident, or improper or abnormal environment;

(b)	any installation, fabrication, engineering, testing, service, maintenance or use is not in accordance with the written specifications of TGC, applicable laws and regulations or industry standards;

(c)	any engineering, installation, testing, maintenance or services are performed negligently, by unqualified or unauthorized personnel or without competent supervision;

(d)	the Products or any replacement Product parts are altered or modified without the prior written approval of TGC; or

(e)	TGC has not received full payment of the invoice price of the order containing the warranted Product or replacement Product part.

Under no circumstances will TGC have any liability for any Products or replacement Product parts that have been modified by, or under the direction of, GEHC.

10.4	GEHC agrees to use its best efforts to incorporate into its agreement with its customers language limiting liability which is similar in substance and import as that stated in this Section 10, and to use its best efforts to have such language incorporated into the agreement between the end-user or purchaser of any Product or replacement Product part and its seller if GEHC is not such seller. GEHC shall not provide any warranty with respect to any Product or replacement Product part that is inconsistent with the terms of this Section 10.

11	PRODUCT REGISTRATION

11.1	Unless otherwise agreed upon by the parties, GEHC shall handle and assume full responsibility for product registration and other contacts with Appropriate Regulatory Authorities in the markets in the Exclusive Territory. Notwithstanding the foregoing, TGC shall file and maintain the master file with the United States Food and Drug Administration and shall obtain the necessary CE certifications in Europe, for the Products as developed by TGC. In particular, TGC shall cooperate with, and provide reasonable assistance to, GEHC regarding Japan. In the event of termination of this Agreement, GEHC shall without undue delay cooperate with, and provide reasonable assistance to, TGC to enable TGC to obtain such product registrations related to the Products in countries within the Exclusive Territory that may be held by GEHC, in particular Japan.

11.2	In connection with GEHC’s obligations pursuant to Section 11.1 above, TGC shall make available to GEHC such information relating to the Products as GEHC shall reasonably request. GEHC shall bear all reasonable costs in connection with its registration of the Products.

12	PARTNERSHIP REVIEW MEETINGS

12.1	On dates and times mutually agreed upon, GEHC and TGC shall conduct and participate in the following regular meetings:

(a) Quarterly Management Meetings to review and evaluate:

• •	Product forecasts and competitive activity technical performance of the Products

•	new Product offerings and line extensions of the Products for use in the Field

•	safety stock levels

•	any other subjects beneficial for both parties’ short- and long-term business collaborations

•	evaluation of the business relationship: what is working and what needs to be addressed

•	evaluation of sales efforts; what the needs to be changed to increase market penetration in the Exclusive Territory

(b)	Monthly Working Meetings to: on a fixed date to be agreed upon in advance by the parties

• • • • • •	GEHC sales review, including a specific report of sales to NYBC and CBR service review
marketing review
Product development review
monthly quality and regulatory review
review of opportunities for price reductions regarding Bagsets

(c) Weekly Production Scheduling Meetings to ascertain:

•expected delivery dates for purchase orders •overall yield •quality issues which may interfere with or impact delivery dates •production capacity at various manufacturers
13	FURTHER DEVELOPMENT

13.1	TGC agrees to use its best efforts in pursuing further development of the Products, including new applications and methods, and shall pay due consideration to GEHC’s proposals and suggestions.

13.2	GEHC has the right to develop line extensions for, and engineering-related modifications to, individual Products only for use in the Field and only with the prior written consent of TGC, which shall not be unreasonably withheld. Except as may relate to intellectual property provided by GEHC in connection with such extensions or modifications, all intellectual property rights resulting from such extensions shall be owned by TGC. For such purposes and for the commercialization of such line extensions and modifications, TGC shall grant to GEHC a non-exclusive license to the background technology only for the term of this Agreement, only in the Field, and only for use in connection with line extensions and engineering-related modifications to the Products.

13.3	Both parties will work together to build a network of external collaborators for new application development.

14	EXPORT CONTROL

14.1	GEHC acknowledges that the Products and replacement Product parts may be subject to export control regulations of Appropriate Regulatory Authorities including, without limitation, the U.S. Government. GEHC agrees not to re-export the Products or replacement Product parts covered by this Agreement in violation of any such regulations, and shall, prior to exporting or importing any such Products or replacement Product parts, acquire all required licenses and permits from relevant bodies of the United Nations or any similar international organization, the United States Government, the country of origin and the original country of export. Upon request by TGC, GEHC shall furnish copies of all documents relating to such export or import.

15	CONFIDENTIALITY

15.1	Both GEHC and TGC undertake to treat any and all Confidential Information of the disclosing party as strictly confidential and not to divulge it to any third party for any purpose whatsoever, whether during the course of or after the termination of this Agreement, and not to make use of such disclosing party’s Confidential Information or any part thereof for any purpose (other than disclosure to or in the course of performing services to officers, employees, advisers or contractors of either party) without the disclosing party’s prior written consent.

15.2	The undertakings in 15.1 shall not apply to:

(a)	information which at the time of disclosure is published or otherwise generally available to the public;

(b)	information which is published or becomes generally available to the public, otherwise than through any act or omission on the part of the receiving party;

(c)	information which the receiving party can show by reasonable written record was in its possession at the time of disclosure and which was not acquired directly or indirectly from the disclosing party;

(d)	information rightfully acquired from a third party who did not obtain it under pledge of secrecy to the disclosing party or another; or

(e)	information, which has been developed by the receiving party independently of the Confidential Information, received from the disclosing party.

15.3	Confidential Information shall not be deemed to be in the public domain merely because any part of said Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are known to the public.

15.4	All Confidential Information supplied to or acquired by either party shall be returned promptly to the Company on termination of this Agreement.

15.5	The provisions of this Section 15 shall survive any termination of this Agreement.

16	INDEMNIFICATION

16.1	TGC shall indemnify and hold GEHC harmless against any and all liability, damages, losses, costs and expenses, arising from any breach by TGC of the terms of this Agreement or, subject to the provisions of Section 10 above, arising from any death, bodily injury and/or damage to property which are caused by the Products (other than Products that have been modified by, or under the direction of, GEHC).

16.2	GEHC shall indemnify and hold TGC harmless against any and all liability, damages, losses, costs and expenses, arising from any breach by GEHC of the terms of this Agreement or, subject to the provisions of Section 10 above, arising from any death, bodily injury and/or damage to property which have been caused by Products that have been modified by, or under the direction of, GEHC.

16.3	Neither party shall in any event (excluding cases of malicious intent) be liable for any indirect, consequential or punitive damage of any kind from any cause arising out of the sale, installation, use or inability to use any Product or service, including without limitation, loss of profits, or goodwill or business interruption.

17	INFRINGEMENT

17.1	TGC represents and warrants that the ordinary use of the Products (other than with respect to any modifications to the Products by, or under the direction of, GEHC or its customers) does not infringe any intellectual property rights of any third party. TGC would be solely responsible for all payments for any license to a third party patent holder deemed to be required by the parties for the commercial success of the Products as produced by TGC as of the date hereof (other than with respect to any modifications to the Products by, or under the direction of, GEHC or its customers).

18	FORCE MAJEURE

18.1	The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the party affected thereby, and (ii) was not foreseeable by such party. Such conditions shall include but not be limited to war, mobilization, riots, fire, explosion, flood, insurrection, embargo, currency restriction, shortage of transport, general shortage of material and acts or omissions or governments in their sovereign capacity.

18.2	The party invoking Section 18 hereof shall, without any delay after commencement of the condition there mentioned, give written notice thereof, and of the anticipated consequences thereof, to the other party. Within seven (7) days after termination or cessation of such condition, the affected party shall give further written notice to the other party detailing the actual results of such condition.

18.3	In the event of any such condition, the party affected thereby shall take all reasonable measures to mitigate and minimize the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement. Nothing in this Section 18 shall, however, obligate either party to settle strikes or other labor disputes except on terms and conditions, which it, in the exercise of its sole discretion, deems appropriate.

19	TERM AND TERMINATION

19.1	This Agreement shall commence as of the Effective Date and shall continue thereafter until 31st December, 2010. Unless terminated in writing by either party not less than twelve (12) months before expiration of the then-current term, the term of this Agreement shall automatically be prolonged for two (2) year periods at a time.

19.2	Except as otherwise provided, this Agreement may be terminated by either party upon written notice upon the occurrence of any materially adverse event which in either party’s reasonable opinion may be damaging to its business or reputation, including but not limited to material breach of contract, bankruptcy, or liquidation, provided that this Agreement shall not be terminated if the defaulting party has cured any such default that is curable within sixty (60) days after notice has been given, provided further that the foregoing right to cure shall not be applicable to the rights to terminate contained in Section 5.4 above and Section 19.3 and 19.4 below.

19.3	Notwithstanding any purchases GEHC may or may not have made in 2007, beginning in 2008 and continuing thereafter, if GEHC is obligated to purchase Bagsets pursuant to Section 9.1 for two (2) consecutive years, either party shall have right to terminate this Agreement upon sixty (60) days written notice. Such right to terminate shall be exercised on or prior to the sixtieth (60th) day after GEHC is obligated to purchase Bagsets pursuant to such Section 9.1 for the second (2nd) calendar year. For the avoidance of doubt, in 2007 GEHC shall not be considered to have been obligated to buy any Bagsets pursuant to Section 9.1.

19.4	In the event GEHC commercializes, sells or out-licenses to any third party within the Exclusive Territory, directly or indirectly, any product whose intended use is to compete with any of the Products in the area of automated cord blood cell applications based on centrifugation methods excluding separation media, TGC shall have the right to terminate this Agreement upon sixty (60) written notice. Notwithstanding the foregoing, in the event TGC does not exercise the right to terminate provided in this Section 19.4 within sixty (60) days of receiving written notice from GEHC of GEHC’s commercialization, selling or out-licensing of a competing product, the right to terminate provided in this Section 19.4 with respect to the competing product that is the subject of such notice shall be waived.

20	EFFECT OF TERMINATION OR NON-RENEWAL
	20.1	Any termination or non-renewal of this Agreement shall:

(a)	extinguish all rights of GEHC under this Agreement to act as distributor or provider of services with respect to the Products in the Exclusive Territory as of the effective date of such termination;

(b)	oblige GEHC to return to TGC, within ten (10) days of such termination, all documents supplied by TGC, all copies thereof inclusive, in GEHC possession, power or custody and procure the immediate return of all such documents in the possession, power or custody of any sub-agent or any other person, all copies inclusive;

(c)	oblige GEHC to provide to TGC, within ten (10) days of such termination, a full listing of all Products and replacement Product parts sold by GEHC during the term of this Agreement, together with a list of all potential customers for the Products contacted by GEHC within six (6) months prior to the date of such termination; and

(d)	oblige TGC to notify GEHC of its decision regarding the following option: TGC shall have the option (exercisable by December 15 of the year in which termination takes effect) to repurchase GEHC’s current and saleable inventory of Products at the price paid by GEHC within thirty (30) days after the effective date of termination; provided that if TGC does not exercise such option, GEHC shall have the right to sell off any remaining inventory of Products (including any Products thereafter purchased pursuant to Section 9.1 if needed). For the avoidance of doubt the parties expressly agree that regardless of whether TGC exercises its option above TGC shall affirmatively repurchase, at the price paid by GEHC, GEHC’s entire safety stock inventory held by GEHC for CBR.

20.2	Neither the termination nor non-renewal of this Agreement shall: (i) (a) release GEHC from purchasing Products pursuant to Section 9.1, (b) release GEHC from the obligation to pay any sum that may be owing to TGC (whether then or thereafter due), or (c) operate to discharge any liability that had been incurred by GEHC prior to any such or (ii) relieve TGC of its obligation to fill any GEHC purchase orders submitted before the effective date of such termination or non-renewal which are consistent with the forecast of expected sales through such effective date of termination or non-renewal previously provided by GEHC pursuant to Section 3.4.

21	Notices

21.1	Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be deemed to have been given: (i) two (2) days after delivery to the courier, if sent by courier; (ii) upon receipt, if given in person; (iii) on the date of transmission, if sent by telex, facsimile or other wire transmission; or (iv) ten (10) days after being deposited in the mail, certified or registered mail, postage prepaid, as follows:

If to TGC:	If to GEHC.
ThermoGenesis Corp.	GE Healthcare Bio-Sciences AB
Attention: CEO	Attention: Legal Department
2711 Citrus Road	Björkgatan 30
Rancho, Cordova, CA 95742	SE-751 84 Uppsala
USA	Sweden
Fax: +1 (916) 858-5199	Fax: +46 (18) 612 1810

22	LAW AND DISPUTES

22.1	This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions.

22.2	Any dispute in connection with this Agreement shall be finally settled by arbitration by in accordance with the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with such Rules. The arbitration proceeding shall be held in the English language, unless otherwise agreed. The place of arbitration shall be New York, NY, USA.

23	MISCELLANEOUS

23.1	Neither party shall have the right, without the written consent of the other, to assign, sub-contract, transfer or charge this Agreement or any rights or obligations hereunder or declare itself a trustee of any or all of its rights under or the benefit of this Agreement, other than to an Affiliate or an incorporated entity which is controlled the same shareholders.

23.2	This Agreement, together with the Letter Agreement dated May 2, 2008 (the “Letter Agreement”), shall constitute the entire agreement between the parties on the subject matter, and supersedes all previous negotiations, agreements and commitments relating to this subject matter, provided however that for as long as GEHC is selling or servicing BioArchive System products as contemplated by the Letter Agreement, GEHC shall continue to have all the rights and obligations relative to such sales and servicing of the BioArchive System products as are set forth under the Original Agreement, and the terms necessary for the enforcement of the rights and obligations of the parties with respect thereto shall continue in full force and effect. It is agreed that:

(a)	neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement, and all conditions, warranties or other terms implied by statue or common law are hereby excluded to the fullest extent permitted by law;

(b)	a party may claim in contract for breach of warranty under this Agreement but shall have no claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by the other party; and

(c)	this clause shall not exclude any liability for fraudulent misrepresentation.

23.3	Modification shall only be agreed by the parties in writing and expressly designated as a modification of this Agreement.

23.4	If any provision of this Agreement or the application of any such provision to any person or circumstance shall be invalid under the law of any jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid shall not be affected thereby.

23.5	The failure of either party to strictly enforce any provision of this Agreement shall not be deemed to constitute a waiver of the right to insist on such strict performance and the waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

23.6	Except as required by law, neither party shall issue any press release or announcement, use the other party’s name, or the name of any Affiliate of the other party, or otherwise publicly announce or comment on this Agreement without the other party’s prior written consent.

ThermoGenesis Corp		GE Healthcare Bio-Sciences AB
Signature	/s/ William R. Osgood	Signature	/s/ Konstantin Fiedler

Name (capitals)	WILLIAM R. OSGOOD	Name (capitals)	KONSTANTIN FIEDLER

Title	Chief Executive Officer	Title	General Manager, Growth Initiative

In witness whereof, the parties have caused their duly authorised representatives to execute this Agreement.